Exhibit 10.49

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Dollar General Corporation (the “Company”) and Todd J. Vasos (“Consultant”) as of the dates set forth on the signature pages hereto.

WHEREAS, following fourteen (14) years of  employment with the Company, Consultant will retire from employment with the Company effective April 2, 2023 (the “Retirement Date”); and

WHEREAS, the Company and Consultant desire that, subject to the terms and conditions of this Agreement, Consultant will provide certain consulting services to the Company’s Board of Directors and the Company’s Chief Executive Officer on an independent contractor basis; and

WHEREAS, the Company and Consultant previously entered into that certain Stock Option Award Agreement, dated March 17, 2020, that certain Stock Option Award Agreement, dated March 16, 2021, and that certain Performance Share Unit Award Agreement, dated March 16, 2021 (collectively, the “Equity Award Agreements”), which provide for, among other things, certain vesting provisions in the event the conditions of Consultant’s Early Retirement, as defined in each of the Equity Award Agreements, are satisfied (the “Early Retirement Provisions”); and

WHEREAS, the consulting services provided for by this Agreement shall constitute the transition services contemplated by the Early Retirement Provisions of the Equity Award Agreements; and

WHEREAS, the Company and Consultant previously entered into that certain Employment Agreement effective June 3, 2021, as amended by that certain Amendment to Employment Agreement effective November 1, 2022 (as so amended, the “Employment Agreement”), which provide for certain continuing obligations following the Retirement Date; and

WHEREAS, as provided by the Early Retirement Provisions of the Equity Award Agreements, Consultant desires to extend the Restricted Period (as defined in the Employment Agreement) applicable to Sections 16 through 20 of the Employment Agreement to three (3) years following the Retirement Date.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Term. This Agreement shall become effective on the Retirement Date and shall terminate at 11:59 p.m. Central Time on April 2, 2025 (the period during which this Agreement is in effect is the “Term”), unless earlier terminated in accordance with Section 9 of this Agreement.
2.Services.  Subject to the terms and conditions of this Agreement, commencing on the Effective Date and continuing for the Term of this Agreement, Consultant shall provide such consulting services to the Company as shall be reasonably requested by the Company’s Board of Directors or the Company’s Chief Executive Officer (the “Services”) from time to time.
2.1It is the parties' intent that the level of services Consultant renders under this Agreement be at such a level so as not to negate or otherwise override the "separation from service" that has occurred between Consultant and the Company as of the Retirement Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively "Section 409A"). Accordingly, notwithstanding any other provision or term of this Agreement, in no event will the level of services Consultant performs under this Agreement be more than twenty percent (20%) of the average level of services Consultant performed for the Company over the 36-month period immediately preceding the Retirement Date.
2.2Consultant may provide the Services at the Company’s corporate offices or elsewhere, provided the Chairman or CEO may require his Services to be performed in a particular location from time to time for business purposes. If Consultant provides the Services at the Company’s corporate offices, the Company will provide him with office space and, as needed, administrative support.
3.Consideration and Compensation. The continued equity vesting pursuant to the terms of the Early Retirement Provisions in the Equity Award Agreements constitutes consideration for the Services, and no additional compensation shall be paid for the Services. Consultant is entitled to reimbursement for reasonable, documented expenses incurred in providing the Services. Consultant shall submit expense reimbursement requests to the Company monthly. The Company shall pay each undisputed reimbursement request within sixty (60) days after receipt. Such expense reimbursement requests shall be sent to the attention of the General Counsel.
4.Board Service. Consultant’s service on the Company’s Board of Directors is separate from and not subject to this Agreement, and therefore Consultant’s fees and expense reimbursement for such service on the Company’s Board of Directors shall be determined under the Company’s normal processes and procedures for determining non-employee director compensation.
5.Independent Contractor Status. The parties agree that Consultant is an independent contractor and not an employee, agent, joint venturer, or partner of the Company with respect to the provision of the Services.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant.
6.Restricted Period. The parties agree that the Restricted Period for purposes of Sections 16 through 20 of the Employment Agreement shall mean three (3) years following the Retirement Date.
7.Confidentiality.
7.1General.  Consultant agrees that, as a condition to the receipt of Confidential Information, Consultant shall: (i) not disclose, directly or indirectly, to any third party (including, without limitation, any affiliate of Consultant, any research company, analyst, any member of the media, any direct or indirect competitor of the

Company or any of its subsidiaries or affiliates) any portion of the Confidential Information without the prior written consent of the Company; (ii) not use or exploit the Confidential Information in any way except for purposes of providing Services to the Company in accordance with this Agreement; (iii) not copy the Confidential Information, in whole or in part; (iv) segregate such Confidential Information from Consultant's own proprietary information and information received from third parties; (v) promptly return or destroy, at the Company’s option, all materials and documentation containing or regarding the Confidential Information upon expiration or termination of this Agreement or upon request of the Company; (vi) take all necessary precautions to protect the confidentiality of the Confidential Information received hereunder and exercise at least the same degree of care in safeguarding the Confidential Information as Consultant would with Consultant's own confidential information, but in no event less than a diligent standard of care; and, (vii) promptly advise the Company in writing upon learning of any unauthorized use or disclosure of the Confidential Information.
7.2Governmental Order. If Consultant is required under a final judicial or governmental order to disclose any Confidential Information, Consultant may disclose the Confidential Information provided that Consultant gives the Company sufficient prior notice to contest such order and that Consultant discloses only such portions of the Confidential Information as required by such order.
7.3Trading of Securities.  During the course of this Agreement, Consultant may be privy to material, non-public information of the Company or any of its subsidiaries or affiliates. Consultant hereby acknowledges that he understands and is aware that federal securities laws prohibit any person (including his/her spouse and dependents and anyone living in his/her home) who possesses material, non-public information about a company from purchasing or selling securities of such company while such information remains material and nonpublic or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and Consultant hereby agrees to comply with such laws.
7.4Definition.  For purposes of this Agreement, “Confidential Information” shall mean confidential or other proprietary information, data, documents or materials (whether oral, written, electronic or otherwise) pertaining to the Company or any of its subsidiaries or affiliates that is disclosed or available to Consultant in connection with the performance of this Agreement including, without limitation, any strategies, research, methodologies, techniques, transportation data, sales data, financial information, designs, drawings, models, prototypes, product specifications and documentation, business, marketing and product plans and data, inventory management data, current or future initiatives, information related to debt or equity offerings, pricing, vendor lists, customer lists, flow charts, non-public material information, and other confidential business information, whether of tangible or intangible value to the Company or any of its subsidiaries or affiliates. Confidential Information shall also include any information observed by Consultant while at the facilities of the Company or any of its subsidiaries or affiliates or in the course of meetings with personnel of the Company or any of its subsidiaries or affiliates, or the personnel of any of the Company’s or any of its subsidiaries’ or affiliates’ advisors, consultants or representatives. Confidential Information shall not include information that is or becomes public knowledge without any action by, or involvement of, Consultant.
8.Limited Warranty. Consultant represents and warrants that: (i) the Services provided hereunder will be performed in a professional manner to the best of his ability, and (ii) the provision of the Services hereunder will not conflict with any contractual or other obligation to which Consultant is bound.
9.Termination. Either party may, at its/his sole option, terminate this Agreement prior to the expiration of the Term with or without cause and upon written notice to the other; provided, however, that any such termination by Consultant prior to the end of the minimum consulting periods required by the applicable Early Retirement Provisions in the Equity Award Agreements shall result in noncompliance with the consulting requirements in the applicable Early Retirement Provisions, and any unvested portion of the equity awards under the Equity Award Agreements shall immediately and automatically terminate and be forfeited and any vested portion of the equity awards that vested following the Retirement Date shall be subject to clawback as provided in the applicable Equity Award Agreements.

Upon receipt of such notice, Consultant shall advise the Company of the extent to which performance has been completed through such date, and collect and deliver to the Company whatever work product then exists in the manner requested by the Company.  Sections 3, 4, 6, and 7 of this Agreement shall survive and continue in effect following the expiration or termination of this Agreement for any reason.

10.General Provisions.
10.1Complete Understanding; Modification. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by both parties hereto.
10.2Governing Law. This Agreement, and any claims, whether in contract, tort or otherwise, arising from this Agreement shall be governed by and interpreted in accordance with the laws of the State of Tennessee, without giving effect to principles of conflicts of law. The parties agree that the state and federal courts sitting in Davidson County, Tennessee, shall have proper and exclusive jurisdiction and venue for any proceedings arising from this Agreement. Consultant recognizes that a breach of Section 6 or Section 7 of this Agreement will cause irreparable harm to the Company that is inadequately compensable in damages, and that the Company is entitled to injunctive relief for any such breach without posting of bond.

10.3Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail as provided in this Section 10.3 or as otherwise agreed upon by the parties in writing. Mailed notices shall be addressed to the parties at the addresses appearing on the signatures page(s) to this Agreement, but each party may change such address by written notice in accordance with this Section. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated when (i) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (as registered or certified mail, with return receipt requested and with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service; or (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (as priority mail, with tracking and with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.
10.4Blue Pencil. If any provision of this Agreement is or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable and the remainder of this Agreement shall remain in full force and effect.
10.5Acceptance of Facsimile and Scanned Signatures. The parties agree that any signatures of a party or parties delivered by facsimile transmission or by scanned image (e.g., pdf file) as an attachment to electronic mail (email) will be treated in all respects as having the same effect as an original signature.
10.6Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Date:	3/23/23	DOLLAR GENERAL CORPORATION

		By:	/s/ Rhonda M. Taylor

		Printed Name:	Rhonda M. Taylor

		Title:	EVP & GC

Address for Notices: Attn:
General Counsel
100 Mission Ridge,
Goodlettsville, TN
37072

Date:	3/23/23	CONSULTANT

/s/ Todd J. Vasos
Todd J. Vasos

Address for Notices: [*]